AMENDMENT

TO

AMENDED AND RESTATED

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (the “Amendment”) is made as of the 1st day of January, 2005, by and between Phoenix Life Insurance Company, a New York corporation (“PLIC”), and PFPC INC., a Massachusetts corporation (“PFPC”).

BACKGROUND:

A.	PFPC and PLIC are parties to an Amended and Restated Administration and Accounting Services Agreement dated as of March 1, 2003 (the “Agreement”).

B.	The Agreement contemplates an initial term ending December 31, 2004, and PLIC and PFPC desire to extend the term of the Agreement.

C.	The parties anticipate that PFPC will use commercially reasonable efforts to acquire a license for a system referred to as the Unit Value Trade (UVT) system and upon installation of such UVT system, use such UVT system to provide certain daily processing to PLIC.

D.	PLIC and PFPC desire to amend the fee letter associated with the Agreement, which the parties anticipate will have the same effective date as this Amendment.

E.	PLIC and PFPC desire to amend the Agreement to accommodate the foregoing.

F.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	The first sentence of Section 16 of the Agreement is hereby amended by deleting the dated “December 31, 2004” and replacing it with the date “December 31, 2008”

2.	A new sentence is added to the end of Section 16 of the Agreement as follows:

“If this Agreement is terminated effective December 31, 2008, PFPC shall remain responsible for preparing the 2008 financial statements.”

3.	Section 14(ix) of the Agreement is hereby amended and supplemented by adding the following item to be included in the annual financial statement:

“Notes to Financial Statements”.

4.	Section 14(xi) of the Agreement is hereby amended and restated as follows:

“Transmit Subaccount information in electronic form daily in a timely manner, including but not limited to the following:

•	Asset/Liability report;

•	Fund Manager report; and

•	General Ledger activity to PNX Corporate accounting (once PFPC converts daily processing to UVT system); and”

5.	A new Section 14(xii) is added to the Agreement as follows:

“Provide trial balances in electronic form on a monthly basis and UVT database files in an electronic form on a periodic basis.”

6.	Effective on the date PFPC converts daily processing to UVT system, the last sentence of Section 14 and Exhibits C and D to the Agreement shall be deleted from the Agreement in their entirety.

7.	The clause in Section 17 indicating the address for notices to PFPC is hereby amended and restated as follows:

“(a) if to PFPC, 301 Bellevue Parkway, Wilmington. Delaware 19809;”

8.	A new Section 15(b) is added to the Agreement as follows:

“PFPC has acquired a license for the aforementioned UVT system from Barton and Bolton Associates. In the event that PLIC elects not to continue to do business with PFPC, PLIC shall have the right to acquire a license for UVT system directly from Barton and Bolton Associates. In such an event, PFPC will also provide PLIC, at no cost to PLIC, with a copy of the complete current UVT folder including all interface code necessary for PLIC to continue to use UVT.”

9.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(c)	The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

PHOENIX LIFE INSURANCE COMPANY

By:	/s/ SAM SOKOLOSKY
Name:	Sam Sokolosky
Title:	2VP

PFPC INC.

By:	/s/ NEAL J. ANDREWS
Name:	Neal J. Andrews
Title:	2VP

Effective as of January 1, 2005

Phoenix Life and Annuity Company

PHL Variable Insurance Company

Phoenix Life Insurance Company

Re:	Revised Administration and .Accounting Services Fees

Dear Sirs/Madams:

This revised letter, effective as of January 1, 2005, constitutes the agreement of each of Phoenix Life and Annuity Company (“PLAC”), PHL Variable Insurance Company (“PHLVIC”), Phoenix Life Insurance Company (“PLIC”) with respect to compensation to be paid to PFPC Inc. (“PFPC”) under the terms of' the respective Amended and Restated Administration and Accounting Services Agreements, each dated as of March 1, 2003, by and between PFPC and each of PLAC, PHLVIC and PLIC, respectively, (each an “Agreement,” and collectively, the “Agreements”) as each Agreement may be amended from time to time. Pursuant to Section 11 of each Agreement and in consideration of the services to be provided to the respective Accounts and Subaccounts (each, as defined in each Agreement), PLAC, PHLVIC, and PLIC (for their respective Accounts .and Subaccounts) will pay PFPC an annual administration and accounting services fee to be calculated daily and paid monthly as set forth below. This revised fee letter supercedes all previous fee letters with respect to the fees set forth herein.

A.	Administration and Accounting Services

1.	Annual Subaccount Fee:

The following annual fee shall be payable monthly based upon the following:

$130 for each of the first 1,000 Subaccounts; and

$50 for each Subaccount in excess of 1,000

For clarification, the Subaccounts of PLAC, PHLVIC, and PLIC will be aggregated to determine the applicable fee breakpoints in accordance with the foregoing schedule.

2.	Annual Base Fee:

The annual base fee for one or more of PLAC, PHLVIC or PLIC shall be $250.000. The annual base fee is in addition to any other compensation set forth in this letter.

3.	Technology Fees:

System license (one-time fee)	$80,000
System maintenance (annual fee)	$15,000

4.	Conversion Costs (will pass through as actual charge)

System vendor estimate	$30,000-$35,000
PFPC estimate	$25,000-$35,000

B.	Out-of-Pocket Expenses

PFPC will be reimbursed for out-of-pocket expenses incurred on. the Subacccounts' behalf, including but not limited to overnight express charges, travel costs, custom development costs, network charges (T-l line), transmission expenses and all other miscellaneous fees incurred on behalf of the Subaccounts.

C.	Miscellaneous

Any fees or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of such fees or out-of-pocket expenses are received by PFPC.

If the foregoing accurately sets forth our agreement and each of PLAC, PHLVIC and PLIC intends to be legally bound thereby, please execute a copy of this letter and return it to us.

Very truly yours,

PFPC INC.

By:	/s/ NEAL J. ANDREWS
Neal J. Andrews
Senior Vice President

Agreed to and Accepted:

PHOENIX LIFE AND ANNUITY COMPANY		PHOENIX LIFE INSURANCE COMPANY

By:	/s/ SAM SOKOLOSKY	By:	/s/ SAM SOKOLOSKY
Name:	Sam Sokolosky	Name:	Sam Sokolosky
Title:	2VP	Title:	2VP

PHL VARIABLE INSURANCE COMPANY

By:	/s/ SAM SOKOLOSKY
Name:	Sam Sokolosky
Title:	2VP